UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 8, 2010

Aceto Corporation
(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hollow Lane, Lake Success, New York 11042
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2010 Aceto Corporation (“Aceto” or the “Company”) filed in a Current Report on Form 8-K reporting that Mr. Albert L. Eilender was elected to the offices of Chief Executive Officer and Chairman of the Board of the Company effective on September 8, 2010.

On October 12, 2010, effective as of September 8, 2010, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Eilender. This Agreement is similar in nature with agreements given to certain other executive officers of the Company.

The Employment Agreement provides, among other things:

●	Aceto will employ Mr. Eilender for the period of two years and ending on September 7, 2012 (the “Employment Period”).

●
In terms of compensation, the Employment Agreement provides for a base salary of $600,000 per annum. The base salary may be adjusted annually at the direction of Aceto’s Board of Directors or Compensation Committee of the Board.

●	In addition to Mr. Eilender’s base salary, Mr. Eilender may be granted bonuses at the discretion of Aceto’s Board or the Committee.

●
Mr. Eilender’s employment can be terminated early: (a) upon death or disability; (b) by the Company for “Cause” (as defined in the Employment Agreement); (c) by Mr. Eilender for “Good Reason” (as defined in the Employment Agreement); or (d) by termination on at least 30 days prior written notice by (i) the Company without Cause, or (ii) Mr. Eilender without Good Reason.

●
If, during the Employment Period, Aceto shall terminate Mr. Eilender’s employment without Cause, or Mr. Eilender shall terminate employment for Good Reason, then Aceto shall pay Mr. Eilender any base salary, vacation pay, expense reimbursements and other entitlements that are accrued.  Additionally, Aceto shall continue to pay to him his base salary for the duration of the Employment Period and continue to provide benefits to Mr. Eilender at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to other peer executives, for the duration of the Employment Period (the “Benefit Continuation”).  If Mr. Eilender commences employment with another employer, or if Mr. Eilender engages in other work for compensation, then Aceto’s obligation to pay the post-termination compensation shall be reduced or eliminated to the extent Mr. Eilender receives compensation from the other work.  If Mr. Eilender commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits to be provided by Aceto shall terminate.

●
If Mr. Eilender’s employment is terminated due to Mr. Eilender’s death or for Cause by Aceto, or by Mr. Eilender without Good Reason, the Company will pay Mr. Eilender all base salary, vacation pay, expense reimbursements and other entitlements that are accrued in one lump sum within 30 days after termination.  The Company will have no further obligations under the Employment Agreement.

●
If Mr. Eilender’s employment is terminated due to Mr. Eilender’s disability, the Company will pay Mr. Eilender all base salary, vacation pay, expense reimbursements and other entitlement that are accrued in one lump sum within 30 days after termination.  Additionally, the Company will pay Mr. Eilender regular salary for six months after termination and will be obligated to pay or provide the Benefit Continuation.

●
In the event following a “Change in Control” of Aceto during the Employment Period: (a) Mr. Eilender is terminated without cause within two years after the occurrence of a Change of Control; (b) Mr. Eilender terminates his employment for Good Reason within two years after the occurrence of a Change of Control; or (c) Aceto or its successor elects to not have the Agreement automatically renew on the first anniversary of the Agreement’s term following the Change of Control, then Aceto shall pay Mr. Eilender an amount equal to: two times his base salary in effect immediately prior to his termination and  the amount of bonus, if any, paid to Mr. Eilender for the fiscal year preceding the Change in Control. Such payment shall be made in a lump sum payable 30 days after the date of termination. Aceto shall also continue for such period to permit Mr. Eilender to receive or participate, at Aceto’s expense, in all fringe benefits available to him for a period of two years after the termination of his employment.

The Employment Agreement also contains additional provisions which are customary for executive employment agreements of this type. These include confidentiality, non-compete and non-solicitation provisions.

The foregoing description of Mr. Eilender’s Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K/A.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.  Description

10.1	Employment Agreement, dated as of October 12, 2010, between Aceto Corporation and Albert L. Eilender

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: October 18, 2010	By:	/s/ Albert L. Eilender
Albert L. Eilender
Chairman of the Board and
Chief Executive Officer

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